EXHIBIT 99.1

Wits Basin Announces Progress of Strategic Plans
for Colorado Gold Property

MINNEAPOLIS—(BUSINESS WIRE)—Wits Basin Precious Minerals Inc. (OTCBB:WITM) is pleased to provide the following update regarding the Bates Hunter Mine, a gold mine the Company owns in Central City, Colorado.

In February 2008, the Company communicated plans to consider a gold strategy. Further to that announcement, we have created a Colorado gold division named Standard Gold of which Wits Basin will be the majority shareholder.

At the Bates Hunter Mine, we have begun calculations on blocking, identifying and exploring ore and ore grades according to the NI 43-101. We are also positioned to begin due diligence in order to establish our own concentration facility on some nearby land. We intend to proceed with sample production from the property, with updates to be made as they are available.

"We've conducted both surface and underground exploration during the last two years and have now developed a fairly extensive geological picture for the area closest to the existing mine," stated Dr. Clyde L. Smith, President of Wits Basin. "Further exploration from underground is warranted and a by-product of this continued exploration and sampling will be pilot production. We are assembling the management team and plan to update the market in the near term concerning these developments."

"This first step of creating Standard Gold as a gold-only division will allow us to examine ways to further maximize shareholder value," said Wits Basin CEO Stephen D. King. "We look forward to providing additional information regarding management and operations as this division begins to actively pursue the production samples and exploration development."

Board of Directors Appointment

The company announces today the appointment of Clyde L. Smith, Ph.D., P.Eng. to the board of directors effective immediately. Dr. Smith has been working in the exploration or mining industry for more than 40 years and is an experienced mining industry geologist.

Dr. Smith holds a B.A. from Carleton College, a M.Sc. from the University of British Columbia, and a Ph.D. from the University of Idaho. In addition, he conducted a year of graduate studies at the University of California, Berkeley and served for several years as an Industrial Associate of the School of Earth Sciences at Stanford University. He is listed in Who's Who in British Columbia and Who's Who in the Commonwealth.

Dr. Smith has founded or co-founded five exploration companies and is responsible for the discovery of four mineral deposits: the Jason lead-zinc-silver deposit in the Yukon Territory, Canada; the Santa Fe gold-silver deposit in Nevada; the North Lake gold deposit in Saskatchewan; and the Solidaridad gold-silver- copper deposit in Mexico. His consulting work on the El Capitan gold deposit in New Mexico and a gold project in Nevada may result in additional discoveries; work is now ongoing on these projects.

As President of Wits Basin Precious Minerals Inc., Dr. Smith is responsible for directing our exploration efforts in South Africa, Colorado, and Mexico. Furthermore, Dr. Smith is one of the key personnel working to advance production and exploration of the joint venture iron ore mine in China, of which we hold a 50 per cent equity interest.

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About Wits Basin Precious Minerals Inc.
Wits Basin is a minerals exploration and development company. We own a past producing gold mine in Colorado known as the Bates-Hunter Mine; a 35% equity interest in Kwagga Gold (Barbados) Limited, which holds rights to the FSC gold project located in South Africa; a 50% equity interest in China Global Mining Resources (BVI) which owns an iron ore mine and processing plant in China, and certain rights in the Vianey silver project in Mexico. We do not claim to have any mineral reserves at the Bates-Hunter Mine, the FSC or the Vianey properties. Our common stock trades on the Over-the-Counter Bulletin Board under the symbol "WITM." To find out more about Wits Basin Precious Minerals Inc. (OTCBB:WITM) visit our website at www.witsbasin.com.

Forward-Looking Statements and Risk Factors
Certain statements included in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. These risks and uncertainties relate to the Company and its subsidiaries, and include, among others, the ability to obtain or maintain regulatory approvals; the ability to obtain necessary financing; and other risks and uncertainties described in the Company's filings from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to update its forward-looking statements.

In addition, the exploration for and development of mineral deposits involves significant financial risks, which even experience and knowledge may not eliminate, regardless of the amount of careful evaluation applied to a process. While the discovery of a mineral deposit may result in substantial rewards, few properties are ultimately developed into producing mines. Moreover, we cannot make any estimates regarding probable reserves in connection with any of our projects and any estimates relating to possible reserves are subject to significant risks. Therefore, no assurance can be given that any size of reserves or grades of reserves will be realized. If a discovery is made, the mineral deposit discovered, assuming recoverable, may differ from the reserves already discovered and recovered by others in the same region of the planned areas of exploration. Further, the cost of exploration and exploitation can be extensive and there is no assurance that we will have the resources necessary or the financing available to pursue projects we currently hold interests in or to acquire interests in other mineral exploration projects that may become available. The risks we face are numerous and detailed information regarding these risks may be found in filings made by us with the Securities and Exchange Commission, including our most recent annual report.

Wits Basin Precious Minerals Inc.
CEO Stephen King, 612-490-3419
Lighthouse Communications, 866-739-0390 info@lhcom.bz